Ex-99.2 a)

                              REPORT OF MANAGEMENT

We, as members of management of Bank of America, FSB (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1998 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1998, the Company complied, in all material respects, with the minimum servicing standards set forth in the U SAP.

As of December 31, 1998, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $249.9 million and $250.0 million, respectively.



/s/ Andrew D. Woodward, Jr.                 /s/ Denise C. Sawyer
--------------------------------            -----------------------------------
Andrew D. Woodward, Jr.                     Denise C. Sawyer
President                                   Executive Vice President and
BankAmerica Mortgage, a Division               Chief Financial Officer
   of Bank of America NT&SA                 BankAmerica Mortgage, a Division of
                                               Bank of America NT&SA

/s/ Gary K. Bettin                          /s/ Donald J. Atkins
--------------------------------            -----------------------------------
Gary K. Bettin                              Donald J. Atkins
Senior Vice President and                   Executive Vice President and
   Director of Operations                      Servicing Director
BankAmerica Mortgage, a Division            BankAmerica Mortgage, a Division
   of Bank of America NT&SA                    of Bank of America, FSB

/s/ Brian D. Shea
--------------------------------
Brian D. Shea
Senior Vice President and
   Servicing Manager
BankAmerica Mortgage, a Division
   of Bank of America, FSB

Ex-99.2 b)

Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards

March 5, 1999

As of and for the year ended December 31, 1998, Chase Manhattan Mortgage Corporation ("CMMC") and Chase Mortgage Company ("CMC") and their subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP").

As noted in our assertion dated March 26, 1998, certain CMMC's custodial accounts and related bank clearing accounts were not being consistently reconciled within 45 days. In addition, a significant number and dollar amount of reconciling items documented on the reconciliations were not being resolved within 90 days after identification. These instances of noncompliance have been remedied and procedural and operational enhancements have been implemented during 1998 and reconciliations since this time have been completed within the 45 day minimum standard with reconciling items being resolved within 90 days of identification.

As of and for this same period, the Group had in effect fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.



/s/ Thomas Jacob
-------------------------------------
Thomas Jacob
Chief Executive Officer

/s/ Patrick Coo
-------------------------------------
Patrick Coon
Executive Vice President of Servicing


/s/ Glenn Mouridy
-------------------------------------
Glenn Mouridy
Executive Vice President and Chief Financial Officer

/s/ Lucy Gambino
-------------------------------------
Lucy Gambino
Vice President of Risk Management